Filed Pursuant to Rule 424(b)(2)

Registration No. 333-137598

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/Proposed Maximum Aggregate Offering Price Per Security/Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)(3)
Common Shares, par value $0.01 per share	$170,200,000	$6,688.86

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $8,482.11 have already been paid with respect to unsold securities that were previously registered, and have been carried forward, of which $6,688.86 is offset against the registration fee due for this offering and of which $1,793.25 remains available for future registration fees. No additional Registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-137598

PROSPECTUS SUPPLEMENT

To Prospectus dated May 12, 2008

4,000,000 Shares

Nordic American Tanker Shipping Limited

COMMON SHARES

Nordic American Tanker Shipping Limited is offering for sale 4,000,000 of its common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “NAT.” On May 12, 2008, the closing price of our common shares on the New York Stock Exchange was $40.08 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” in our annual report for the fiscal year ended December 31, 2007, filed on May 9, 2008, and incorporated herein by reference.

We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares to cover any over-allotments.

The underwriters have agreed to purchase the common shares from us at a price of $37.00 per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $147 million assuming no exercise of the over-allotment option granted to the underwriters, and $170 million assuming full exercise of the over-allotment option. The underwriters propose to offer the 4,000,000 common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these common shares or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on or about May 16, 2008.

MORGAN STANLEY

DAHLMAN ROSE & COMPANY

May 13, 2008

Nordic Fighter

Nordic Freedom

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors discussed under the caption “Risk Factors” and matters discussed elsewhere in this prospectus and in the documents incorporated by reference in this prospectus could cause actual results to differ materially from those discussed in the forward-looking statements.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for

S-ii

that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is deemed to be an appointed stock exchange under Bermuda law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007.

In this prospectus supplement, “we,” “us,” “our” and “the Company” all refer to Nordic American Tanker Shipping Limited. Terms used in this prospectus supplement will have the meanings described in the base prospectus, unless otherwise specified. The common shares offered by this prospectus supplement include the related preferred stock purchase rights. Unless otherwise indicated, all information presented in this prospectus supplement assumes that the underwriters’ option to purchase up to 600,000 additional shares to cover over-allotments is not exercised.

Our Company

We are an international tanker company that owns fourteen modern double-hull Suezmax tankers, of which two are newbuildings as described below. The existing twelve vessels average approximately 155,000 dwt each. As of December 31, 2007, we have chartered eleven of our twelve existing vessels in the spot market pursuant to cooperative arrangements with third parties and have bareboat chartered one vessel to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, United Arab Emirates. We have agreed to acquire two Suezmax newbuildings, which are expected to be delivered in the fourth quarter of 2009 and by the end of April 2010, respectively.

We were formed for the purpose of acquiring and chartering three double-hull Suezmax tankers that were built in 1997. These three vessels were initially bareboat chartered to BP Shipping Ltd., or BP Shipping, for a period of seven years. BP Shipping redelivered these three vessels to us in September 2004, October 2004 and November 2004, respectively. We continued contracts with BP Shipping by time chartering to it two of our original vessels at spot market related rates for three year terms that expired in the fourth quarter of 2007. These two vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties. We have bareboat chartered the third of our original three vessels to Gulf Navigation at a fixed rate charterhire for a five year term that expires in November 2009, subject to two one-year extensions at Gulf Navigation’s option. Our fourth vessel was delivered to us in November 2004, our fifth and sixth vessels in March 2005, our seventh vessel in August 2005, our eighth vessel in November 2005, our ninth vessel in April 2006, our tenth and eleventh vessels in November 2006 and our twelfth vessel in December 2006. These vessels are currently chartered in the spot market pursuant to cooperative agreements with third parties.

In November 2007, we agreed to acquire two Suezmax newbuildings, which are expected to be delivered in the fourth quarter of 2009 and by the end April 2010, respectively. We acquired these two new buildings from First Olsen Ltd. at a price at delivery of $90,000,000 per vessel. The acquisitions will be financed by borrowings under the Credit Facility.

First Quarter 2008 Financial Information

We continue to have a strong focus on keeping the operating costs of our vessels low. However, we note the continuing upward pressure across the shipping industry on vessel operating costs, including costs related to crewing, lubricating oil and repair and maintenance. In the first quarter of 2008, we began to realize cost savings from the consolidation of our commercial and technical operations, which we commenced in the second quarter of 2007.

We estimate that our average cash breakeven for our fleet of 12 operating vessels is approximately $9,500 per day per vessel. The cash breakeven level has been reduced following reduced interest costs on our debt. The breakeven rate is the amount of average daily revenues for our vessels which would cover our vessel operating expenses, voyage expenses, if any, cash general and administrative expenses, interest expense and other financial charges.

We do not engage in freight or interest derivatives.

In May 2008, our board of directors declared a dividend of $1.18 per share in respect of the first quarter of 2008. We expect to pay the dividend on June 3, 2008, to shareholders of record as of May 23, 2008. Dividends of $1.24 and $0.50 per share were declared in respect of the first and fourth quarters of 2007, respectively. Changes in the amount of the dividend is a reflection of the level of the spot market.

Our net income for the first quarter of 2008 was $23,400,000, or $0.78 per share, compared to a net income of $1,700,000, or $0.06 per share, for the fourth quarter of 2007 and net income of $22,800,000, or $0.85 per share, for the first quarter of 2007. Our operating cash flow was $36,900,000 for the first quarter of 2008, compared to $36,100,000 and $17,200,000 for the first and fourth quarters of 2007, respectively.

In the first quarter of 2008, we incurred costs equivalent to $0.04 per share due to loss of income following planned drydockings of 18 days for one vessel and 10 days for another vessel during the end of 2007 and beginning of 2008. Two vessels have already finished their planned drydockings in the second quarter of 2008 and another will be in planned drydock before the end of the second quarter of 2008. The estimated total offhire between the three vessels is approximately 50 days. The drydockings this year have been carried through at or below budget with respect to cost and timing. In the third quarter of 2008, two vessels are planned for drydocking with an estimated offhire of about 35 days between them. Thereafter, there is no planned drydocking until 2010 for our current fleet.

At the end of the first quarter of 2008, our net debt was approximately $8,100,000 per vessel or $97,300,000 in total and we had approximately $384,000,000 undrawn under the Credit Facility. There is no repayment of principal obligation during the term of the Credit Facility, and we pay interest only on drawn amounts and a commitment fee for undrawn amounts.

In April 2008, we entered into an agreement with leading shipping banks to extend the maturity of the Credit Facility by three years from September 2010 up to September 2013 on the same terms as agreed when the Credit Facility was established in September 2005. This three year extension gives us the flexibility for future expansion.

Industry Developments

During the first quarter of 2008, the average spot market rate for modern Suezmax tankers, according to the Imarex Tanker Index, was $43,635 per day, compared to $43,511 per day during the fourth quarter of 2007. During the first quarter of 2008, the average daily rate for our 11 vessels in the spot market was approximately

$46,600 net per day, compared with $27,000 net per day for the fourth quarter of 2007. Currently, the average daily rate for these vessels is significantly higher than it was for the first quarter of 2008. We believe that spot market rates may continue to fluctuate significantly.

The above graph shows the average yearly spot market rates from 2000 as reported by R.S. Platou Economic Research A.S. The rates as described above may vary from the actual rates we achieve in the market.

Recent industry statistics indicate that the world Suezmax fleet shrank marginally during the first quarter of 2008 by 2 vessels, and now stands at 360 vessels. There are uncertainties associated with this number as deliveries from some yards are being delayed. As at the end of the first quarter of 2008, there were 46 single-hull vessels still in service which are expected to be phased out from the tanker industry by 2010. A recent high profile pollution incident in Korean waters has further damaged the weak position of single-hull tankers. We believe that this development is advantageous for us, as we only own double-hull tankers. Following the strength of the offshore oil industry and the dry cargo market, both Suezmax tankers and very large crude carriers are being withdrawn from the tanker industry as they are converted to other purposes, such as offshore vessels and dry bulk carriers. From January 2006 through to the end of 2007, approximately 10 million dwt of tanker tonnage has been scheduled for conversion to non-tanker purposes. Such conversions will have the effect of limiting tanker supply growth.

In summary, despite earlier expectations, the current supply side dynamics are contributing to the dampening of tanker supply growth.

The level of activity in the tanker industry is essentially a function of supply and demand for tanker tonnage, which is affected by the supply of new vessels from the ship yards, the phasing out of single-hull vessels, the conversion of vessels to non-tanker purposes and, significantly, the state of the world economy. So far we believe that the current instability in the financial markets has not impacted trade in the crude oil industry. Far Eastern countries and other emerging areas, including South America, are showing strong economic growth, which to some extent is balancing out the current economic challenges in the United States and other parts of the Western world. The importance of China is reflected by recent statistics published in China that the country’s crude oil imports increased by 25% in March 2008 on a year on year basis to reach a new record high of 4.1 million barrels a day, having risen 13% from February 2008.

The Offering

Common shares offered by this prospectus supplement	4,000,000

Common shares to be outstanding immediately after this offering	34,056,945

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $147 million assuming no exercise of the over-allotment option granted to the underwriters, and $170 million assuming full exercise of the over-allotment option. We plan to use the proceeds from this offering to prepare us for further expansion and, in the meantime, to repay borrowings under the Credit Facility and for working capital. We refer you to the section entitled “Use of Proceeds.”

New York Stock Exchange Symbol	“NAT”

Risk Factors:	Investing in our common shares involves risks. You should carefully review the risks discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 that we filed with the SEC, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

The number of shares to be outstanding after this offering is based on 29,975,312 shares issued and outstanding as of May 9, 2008 and includes an additional 81,633 restricted common shares to be issued under the Management Agreement to Scandic American Shipping Ltd., or the Manager, following the closing of this offering, but excludes:

•	400,000 common shares that are reserved for issuance upon exercise of options, as restricted share grants or otherwise, under our 2004 Stock Incentive Plan,

•	1,664,450 common shares that may be issued under our Dividend Reinvestment and Direct Stock Purchase Plan, and

•	the underwriters’ option to purchase up to 600,000 additional shares to cover any over-allotments. See “Underwriting.”

Summary Financial Information

	Year ended December 31,			Three months ended March 31, (unaudited)
All figures in thousands of USD except share data	2007	2006	2005	2008	2007
Voyage revenue	186,986	175,520	117,110	51,726	58,049
Voyage expenses	(47,122)	(40,172)	(30,981)	(4,851)	(13,444)
Vessel operating expenses – excl. depreciation expense presented below	(32,124)	(21,102)	(11,221)	(8,442)	(7,291)
General & administrative expenses	(12,132)	(12,750)	(8,492)	(1,989)	(1,591)
Depreciation	(42,363)	(29,254)	(17,529)	(11,414)	(10,188)

Net operating income	53,245	72,242	48,887	25,030	25,535

Interest income	904	1,602	850	217	192
Interest expense	(9,683)	(6,339)	(3,454)	(1,725)	(2,931)
Other financial (expense) income	(260)	(112)	34	(107)	12

Total other expenses	(9,039)	(4,849)	(2,570)	(1,615)	(2,727)

Net income	44,206	67,393	46,317	23,415	22,808

	2007	2006	2005	1Q08	1Q07
Basic earnings per share	1.56	3.14	3.03	0.78	0.85
Diluted earnings per share	1.56	3.14	3.03	0.78	0.85
Cash dividends declared per share	3.81	5.85	4.21	1.18	1.24
Basic weighted average shares outstanding	28,252,472	21,476,196	15,263,622	29,975,312	26,914,088
Diluted weighted average shares outstanding	28,294,997	21,476,196	15,263,622	30,023,282	26,914,088

Other financial data:
Net cash from operating activities	83,649	106,613	51,056	10,316	34,909
Dividends paid	(107,349)	(122,590)	(64,279)	(14,988)	(26,914)

Selected Balance Sheet Data (at period end):
Cash and cash equivalents	13,342	11,729	14,240	18,181	19,896
Total assets	804,628	800,180	505,844	814,024	797,413
Total debt	105,500	173,500	130,000	115,500	176,500
Common stock	300	269	166	300	269
Total Shareholders’ equity	672,105	611,946	370,872	680,814	608,214

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated expenses relating to this offering, will be approximately $147 million assuming no exercise of the over-allotment option granted to the underwriters, and $170 million assuming full exercise of the over-allotment option. We plan to use the proceeds from this offering to prepare us for further expansion and, in the meantime, to repay borrowings under the Credit Facility and for working capital. Amounts borrowed under the Credit Facility bear interest at a rate equal to LIBOR plus a margin between 0.7% and 1.2% and mature in September 2013.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008 on a historical basis and on an as adjusted basis to give effect to:

•	this offering;

•	the application of net proceeds of this offering, as described under “Use of Proceeds;” and

•	the issuance of an additional 81,633 restricted common shares to the Manager under the Management Agreement following the closing of this offering.

On May 5, 2008, we announced that we will pay a dividend of $1.18 per share to shareholders of record as of May 23, 2008, on or about June 3, 2008. Based on 29,975,312 shares outstanding as of May 9, 2008 and assuming the issuance of 4,000,000 shares in this offering and 81,633 shares to our Manager, the dividend payable will be in an aggregate amount of $40,187,195.

You should read the adjusted capitalization table information below in connection with “Use of Proceeds” and our financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

	March 31, 2008
	Actual	As Adjusted (1)
Debt:
Credit Facility	$115,500,000	$—

Total debt	$115,500,000	$—

Shareholders’ equity:
Common shares, $0.01 par value, outstanding actual (29,975,312 shares) and as adjusted (34,056,945 shares) (1)	299,753	$340,569
Additional paid-in capital (1)(2)	$852,404,776	$999,764,776
Accumulated deficit	$(171,890,792)	$(171,890,792)

Total shareholders’ equity	$680,813,737	$828,214,553

Total capitalization	$796,313,737	$828,214,553

(1)	Common shares and Additional paid-in capital excludes:
•	the underwriters’ option to purchase up to 600,000 additional shares to cover any over-allotments,
•	400,000 common shares reserved for issuance under our 2004 Stock Incentive Plan, and
•	1,664,450 common shares that may be issued in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.
(2)	Additional paid-in capital, as further adjusted, includes estimated fees and expenses of approximately $600,000 relating to this offering.

TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax considerations relevant to us and to a United States Holder and Non-United States Holder (each defined below). This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which (such as dealers in securities or currencies, investors whose functional currency is not the United States dollar, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons liable for alternative minimum tax and persons who are investors in pass-through entities) may be subject to special rules. This discussion only applies to shareholders who (i) acquire their shares in this offering, (ii) own common shares as a capital asset and (iii) own less than 10% of our common shares. Shareholders are encouraged to consult their own tax advisors with respect to the specific tax consequences to them of purchasing, holding or disposing of common shares.

United States Federal Income Tax Considerations

The following discussion of United States federal income tax matters is based on advice received by us from Seward & Kissel LLP, our United States counsel. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, current and proposed Treasury regulations promulgated thereunder and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Except as otherwise noted, this discussion is predicated on the assumption that we will not maintain an office or other fixed place of business within the United States.

United States Taxation of the Company

Taxation of Operating Income: In General

Unless exempt from United States taxation under Code section 883 as amended, a foreign corporation is subject to United States federal income taxation in the manner described below in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, or from the performance of services directly related to such use, which we refer to as Shipping Income, to the extent that such Shipping Income is derived from sources within the United States, referred to as United States-source Shipping Income.

Shipping Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50 percent derived from sources within the United States. Shipping Income that is attributable to transportation that both begins and ends in the United States will be considered to be 100 percent derived from sources within the United States.

Shipping Income that is attributable to transportation exclusively between non-United States ports will be considered to be 100 percent derived from sources outside the United States. Shipping Income derived from sources outside the United States will not be subject to United States federal income tax.

Our vessels will be operated in various parts of the world and, in part, are expected to be involved in transportation of cargoes that begins or ends, but that does not both begin and end, in United States ports. Accordingly, it is not expected that we will engage in transportation that gives rise to 100 percent United States-source Shipping Income.

Exemption of Operating Income from United States Taxation

Pursuant to Code section 883, we will be exempt from United States taxation on our United States-source Shipping Income if (i) we are organized in a foreign country that grants an equivalent exemption from income taxation (an “equivalent exemption”) to corporations organized in the United States, which we refer to as the Country of Organization Requirement, and (ii) either (A) more than 50% of the value of our common shares is owned, directly or indirectly, by individuals who are “residents” of such country or of another foreign country that grants an equivalent exemption to corporations organized in the United States, which we refer to as the 50% Ownership Test, or (B) our common shares are “primarily and regularly traded on an established securities market” in such country, in another country that grants an equivalent exemption to United States corporations, or in the United States, which we refer to as the Publicly-Traded Test.

Bermuda, the country in which we are incorporated, grants an equivalent exemption to United States corporations. Therefore, we will satisfy the Country of Organization Requirement and will be exempt from United States federal income taxation with respect to our United States-source Shipping Income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

We should satisfy the Publicly-Traded Test. Under Treasury regulations interpreting Code section 883, stock of a corporation is treated as “primarily and regularly traded on an established securities market” in any taxable year if (i) the stock is primarily traded on a national securities exchange such as the New York Stock Exchange (on which our common shares are traded) and we satisfy certain trading volume and trading frequency tests, and (ii) the corporation complies with certain record keeping and reporting requirements, unless, subject to certain exceptions, 50% or more of the stock is beneficially owned (or is treated as owned under certain stock ownership attribution rules) by persons each of whom owns (or is treated as owning under certain stock ownership attribution rules) 5% or more of the stock, which we refer to as 5% Shareholders, for more than half the days during the taxable year. We are not aware of any facts which would indicate that 50% or more of our common shares are actually or constructively owned by 5% Shareholders, although there can be no assurance that subsequent changes in the ownership of our common shares will not result in 50% or more of our common shares being so owned at any time in the future. Accordingly, we expect that our common shares will be considered to be “primarily and regularly traded on an established securities market” and that we will, therefore, qualify for the Code section 883 exemption. However, because of the factual nature of the issues relating to this determination, no assurance can be given that we will qualify for the tax exemption in any year. If 5% Shareholders owned 50% or more of our common shares, then we would have to satisfy certain requirements regarding the identity and residence of our 5% shareholders. These requirements are onerous and there is no assurance that we could satisfy them.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Code section 883, we will generally not be subject to United States taxation with respect to gain realized on sale of a vessel.

Four Percent Gross Basis Tax Regime

To the extent the benefits of Code section 883 are unavailable with respect to any item of United States-source Shipping Income, such Shipping Income that is considered not to be “effectively connected” with the conduct of a trade or business in the United States as discussed below, would be subject to a 4 percent tax imposed by Code section 887 on a gross basis, without benefit of deductions. Since under the sourcing rules described above, no more than 50 percent of our Shipping Income would be derived from United States sources, the maximum effective rate of United States federal income tax on our gross Shipping Income would never exceed 2 percent.

Net Basis and Branch Profits Tax Regime

To the extent the benefits of the Section 883 exemption are unavailable and our United States-source Shipping Income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” United States-source Shipping Income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our United States-source Shipping Income would be considered “effectively connected” with the conduct of a U.S. trade or business only if we have, or are considered to have, a fixed place of business in the United States involved in the earning of Shipping Income and certain other requirements are satisfied.

We do not intend to have a fixed place of business in the United States involved in the earning of Shipping Income. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our United States-source Shipping Income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of United States Shareholders

As used herein, the term “United States Holder” means, for United States federal income tax purposes, a beneficial owner of common shares that purchases shares in this offering and is (A) an individual citizen or resident of the United States, (B) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or of any state or the District of Columbia, (C) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds the common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the common shares, you are urged to consult your tax advisors.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the United States Holder’s tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of United States Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common shares to a United States Holder who is an individual, trust or estate (a “United States Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such United States Individual Holders at preferential tax rates (through 2010) provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common shares are traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year; (3) the United States Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend, and (4) the United States Individual Holder is not under an obligation (whether pursuant to a short sale or otherwise) to make payments with respect to positions in substantially similar or related positions. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a United States Individual Holder. Any dividends paid by the company which are not eligible for these preferential rates will be taxed as ordinary income to a United States Individual Holder. Legislation was recently introduced in the U.S. Congress which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of enactment. We cannot assure you as to whether this legislation will be enacted.

For taxable years through 2004, we were a passive foreign investment company, or PFIC. Therefore, the dividends paid by us through 2005 were not treated as “qualified dividend income” but rather were taxed as ordinary income to a United States Individual Holder. If we pay an “extraordinary dividend” on our common shares (generally, a dividend in an amount which is equal to or in excess of ten percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in the shareholder’s common shares) that is treated as “qualified dividend income,” then any loss derived by a United States Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for taxable years after 2004, a United States Holder who purchases shares in this offering generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Considerations

Special United States federal income tax rules apply to a United States Holder that holds shares in a foreign corporation classified as a PFIC for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held our common shares, either

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary’s shares. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

For taxable years through 2004, we were a PFIC. However, based on our current operations and future projections, we do not believe that we have been, or will become, a PFIC with respect to our taxable years after 2004. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year which included a United States Holder’s holding period in our common shares, then such United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a United States Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below.

Taxation of United States Holders Making a Timely QEF Election

Pass-Through of Ordinary Earnings and Net Capital Gain. A United States Holder who makes, or who has made, a timely QEF election with respect to its common shares, or an Electing Holder, must report for United States federal income tax purposes his pro rata share of our “ordinary earnings” (i.e., the net operating income determined under United States federal income tax principles) and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder. Our “net capital gain” is any excess of any of our net long term capital gains over our net short term capital losses and is reported by the Electing Holder as long term capital gain. Our net operating losses or net capital losses will not pass through to the Electing Holder and will not offset our ordinary earnings or net capital gain reportable to Electing Holders in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, if any, recognized by the Electing Holder on the sale of his common shares).

For purposes of calculating our ordinary earnings, the cost of each vessel is being depreciated on a straight-line basis over 18 years. Any gain on the sale of a vessel will be treated as ordinary income, rather than capital gain, to the extent of such depreciation deductions with respect to such vessel.

In general, an Electing Holder is not taxed twice on its share of our income. Thus, distributions received from us by an Electing Holder are excluded from the Electing Holder’s gross income to the extent of the Electing Holder’s prior inclusions of our ordinary earnings and net capital gain. The Electing Holder’s basis in its shares will be increased by any amount included in the Electing Holder’s income under the QEF rules with respect to such holder. Distributions received by an Electing Holder, which are not includible in income because they have been previously taxed under the QEF rules, will decrease the Electing Holder’s tax basis in the common shares. Distributions, if any, in excess of such basis will be treated as capital gain (which gain will be treated as long term capital gain if the Electing Holder held its common shares for more than one year at the time of distribution).

Disposition of Common Shares. An Electing Holder will recognize capital gain or loss on the sale or exchange of common shares in an amount equal to the difference between the amount realized by the Electing Holder from such sale or exchange and the Electing Holder’s tax basis in the common shares. Such gain or loss will be treated as long term capital gain or loss if the Electing Holder’s holding period in the common shares at the time of the sale or exchange is more than one year. A United States Holder’s ability to deduct capital losses may be limited.

Making a QEF Election. A United States Holder makes a QEF election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto. If we were aware that we were to be treated as a PFIC for any taxable year, we would provide each United States Holder with all necessary information in order to make the QEF election described above.

Taxation of United States Holders Making a Timely Mark-to-Market Election

Mark-to-Market Regime. A United States Holder who does not make a QEF election may make a mark-to-market election under Code section 1296, provided that the common shares are regularly traded on a “qualified exchange.” A “qualified exchange” includes a foreign exchange that is regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The New York Stock Exchange, on which the common shares are traded, is a “qualified exchange” for United States federal income tax purposes. A United States Holder who makes, or who has made, a timely mark-to-market election with respect to the common shares must include annually in the United States Holder’s income, as ordinary income, any excess of the fair market value of the common shares at the close of the taxable year over the United States Holder’s then adjusted basis in the common shares. The excess, if any, of the United States Holder’s adjusted basis at the close of the taxable year over the then fair market value of the common shares is deductible in an amount equal to the lesser of the amount of the excess or the net mark-to-market gains on the common shares that the United States Holder included in income in previous years. A United States Holder’s basis in its common shares will be adjusted to reflect any income or loss amount recognized pursuant to the mark-to-market rules.

Disposition of Common Shares. A United States Holder who makes a timely mark-to-market election will recognize ordinary income or loss on a sale, exchange or other disposition of the common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in the common shares, provided, however, that any ordinary loss on the sale, exchange or other disposition may not exceed the net mark-to-market gains on the common shares that the United States Holder included in income in previous years. The amount of any loss in excess of such net mark-to market gains is treated as capital loss.

Making the Mark-to-Market Election. A United States Holder makes a mark-to-market election for a taxable year by completing and filing IRS Form 8621, Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, in accordance with the instructions thereto.

Taxation of United States Holders Not Making a Timely QEF Election or a Timely Mark-to-Market Election

A United States Holder who does not make a timely QEF election or a timely mark-to-market election, which we refer to as a Non-Electing Holder, will be subject to special rules with respect to (i) any “excess distribution” (generally, the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (ii) any gain realized on the sale or other disposition of common shares. Under these rules, (i) the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s holding period for the common shares; (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income; and (iii) the amount allocated to each of the other prior taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. If a Non-Electing Holder dies while owning common shares, the Non-Electing Holder’s successor would be ineligible to receive a step-up in tax basis of those common shares.

Distributions received by a Non-Electing Holder that are not “excess distributions” will be includible in the gross income of the Non-Electing Holder as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax purposes. Such dividends will not be eligible to be treated as “qualified dividend income” eligible for preferential tax rates. Distributions in excess of our current or accumulated earnings and profits will be treated first as a return of the United States Holder’s tax basis in the common shares (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such common shares) and thereafter as capital gain.

United States Federal Income Taxation of “Non-United States Holders”

A beneficial owner of common shares (other than a partnership) that is not a United States Holder is referred to herein as a “Non-United States Holder.”

Dividends on Common Shares

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States. If the Non-United States Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-United States Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-United States Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if the Non-United States Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of United States Holders. In addition, if you are a corporate Non-United States Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate United States Holder. Such payments may also be subject to backup withholding tax if you are a non-corporate United States Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-United States Holder and you sell your common stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you are a Non-United States Holder and you sell your common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in his records that you are a non-United States person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated May 13, 2008, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	3,460,000
Dahlman Rose & Company, LLC	540,000

Total:	4,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus supplement if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional common shares at the purchase price listed above. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The underwriters have agreed to purchase the common shares from us at a price of $37.00 per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $147 million assuming no exercise of the over-allotment option granted to the underwriters, and $170 million assuming full exercise of the over-allotment option. The underwriters propose to offer the 4,000,000 common shares from time to time for sale in negotiated transactions or otherwise, at market prices on the New York Stock Exchange prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The estimated offering expenses payable by us are approximately $600,000.

Our common shares are listed on the New York Stock Exchange under the trading symbol “NAT”.

We, each of our officers and directors and the employees of the Manager listed under the caption “Management” in our annual report on Form 20-F for the fiscal year ended December 31, 2007 have agreed that, subject to specified exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 90 days from the date of this prospectus supplement:

•

directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or make any announcement of, or filing with the Securities and Exchange Commission with respect to, any of the foregoing; or

•

enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of any common shares or any securities convertible into or exercisable or exchangeable for common shares;

whether any such transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement exercise any right with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares.

The 90 day restricted period described in the preceding paragraph will be extended if:

•

during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of such 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs, unless the representative waives the extension of such restrictions.

In order to facilitate the offering of common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. Incorporated (1585 Broadway, New York, New York) and other underwriters and their respective affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of common shares may not be made to the public in that Member State, other than:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Printing and engraving expenses	$200,000
Legal fees and expenses	$75,000
NYSE Listing Fee	$50,000
Accounting fees and expenses	$75,000
Transfer agent and registrar	$—
Miscellaneous	$200,000

Total	$600,000

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States law and by Appleby, Hamilton, Bermuda, with respect to matters of Bermuda law. Certain other matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended December 31, 2007 have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and the documents that we file in the future with the SEC on Form 20-F, Form 40-F, Form 10-K, Form 10-Q and Form 8-K pursuant to the Securities Exchange Act until the termination of this offering. Nothing contained herein shall be deemed to incorporate by reference documents that we furnish to, but do not file with, the SEC unless such documents state that they are incorporated by reference into this prospectus.

•	Our Registration Statement on Form 8-A filed with the SEC on February 14, 2007.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the SEC on May 9, 2008.

•	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 13, 2008.

•	Any future filing we will make that states that it is incorporated into this prospectus.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Corporate Secretary

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

PROSPECTUS

Nordic American Tanker Shipping Limited

Through this prospectus, we may periodically offer:

(1)	common shares, including the related preferred stock purchase rights;

(2)	our preferred shares; and

(3)	our debt securities.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the New York Stock Exchange under the symbol “NAT.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2008

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares including the related preferred stock purchase rights, preferred shares and debt securities described in this prospectus from time-to-time in the future in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information”.

Common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority, or the BMA, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our common shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange, or NYSE, is deemed to be an appointed stock exchange under Bermuda law.

Notwithstanding the above general permission, the BMA has granted the Company permission to, subject to the common shares in the Company being listed on an appointed stock exchange, issue, grant, create, sell and transfer any of the Company’s shares, stock, bonds, notes (other than promissory notes), debentures, debenture stock, units under a unit trust scheme, shares in an oil royalty, options, warrants, coupons, rights and depository receipts, or collectively the Securities, to and among persons who are either resident or non-resident of Bermuda for exchange control purposes, whether or not the Securities are listed on an appointed stock exchange. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

In this prospectus, “we,” “us” and “our” all refer to Nordic American Tanker Shipping Limited.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

Corporate Structure

We are incorporated under the laws of the Islands of Bermuda. We maintain our principal executive offices at LOM Building, 27 Reid Street, Hamilton HM 11, Bermuda. Our telephone number is (441) 292-7202. Our website is www.nat.bm. Pursuant to our management agreement, or Management Agreement, with Scandic American Shipping Ltd., or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels.

The Securities We May Offer

We may use this prospectus to offer:

•	common shares, including the related preferred stock purchase rights;

•	preferred shares; and

•	debt securities.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying the securities we may offer using this prospectus. These risk factors are incorporated by reference into this registration statement from the Company’s Annual Report on Form 20-F filed on May 9, 2008. Please see “Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the common share offered by this prospectus. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “except,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC’s petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessel breakdowns and instances of off-hires, failure on the part of a seller to complete a sale to us and other important factors described from time to time in the reports we file with the Securities and Exchange Commission. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

CAPITALIZATION

A prospectus supplement relating to the securities we may offer using this prospectus will include information on the Company’s capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this Registration Statement through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority (FINRA), formerly the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent they are contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

DESCRIPTION OF COMMON SHARES

Share History

In July 2007, the Company issued 3,000,000 common shares at a public offering price of $41.50 per share in a registered transaction. The net proceeds were used to repay debt under our $500,000,000 revolving credit facility, or Credit Facility, and prepare for further expansion. In connection with that offering and pursuant to the Management Agreement, we issued an additional 61,224 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share.

In October 2006, the Company issued 5,750,000 common shares at a public offering price of $32.00 per share in a registered transaction. The net proceeds were used to repay debt under the Credit Facility and pay the balance of the purchase price of the three vessels delivered to us in November and December 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 117,347 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share.

In 2007, the Company granted 10,000 stock options under our 2004 Stock Incentive Plan at an exercise price equal to $35.17, subject to annual downward adjustment as described in our 2004 Stock Incentive Plan. No stock options were granted in 2006.

In May 2006, we issued a total of 16,700 restricted common shares under our 2004 Stock Incentive Plan.

In March 2006, we issued an additional 4,297,500 common shares in a follow-on public offering at a price of $28.50 per share, including 547,500 shares that were issued pursuant to the underwriters’ exercise of their over-allotment option. The net proceeds of the offering, after deducting underwriting discounts and expenses, were approximately $115.2 million. We used the net proceeds of the offering to repay indebtedness under the Credit Facility. We then borrowed approximately $62.1 million under the Credit Facility to finance the balance of the purchase price of our ninth vessel which was delivered to us in April 2006. In connection with that offering and pursuant to the Management Agreement, we issued an additional 87,704 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 21,029,700 common shares issued and outstanding.

In October 2005, we implemented a Dividend Reinvestment and Direct Stock Purchase Plan under which up to 1,664,450 common shares may be purchased by existing shareholders or new investors. Pursuant to the Management Agreement, up to 33,968 common shares may be issued to the Manager in connection with our Dividend Reinvestment and Direct Stock Purchase Plan.

In March 2005, we issued an additional 3,500,000 common shares in a follow-on public offering at a price of $49.50 per share. A portion of the approximately $162.1 million in net proceeds from that offering, after deducting underwriting discounts and expenses, were used to finance the balance of the purchase price of our fifth and sixth vessels, which we acquired in March 2005, and to repay all amounts then outstanding under our previous credit facility. In connection with that offering and pursuant to the Management Agreement, we issued an additional 76,658 restricted common shares to the Manager at a purchase price equal to such shares’ par value of $0.01 per share. Following the closing of the follow-on offering, we had a total of 16,644,496 common shares issued and outstanding.

Our Memorandum of Association and Bye-laws

The purposes and powers of the Company are set forth in Items 6 and 7 of our Memorandum of Association and in paragraphs (b) to (n) and (p) to (u) of the Second Schedule of the Bermuda Companies Act of 1981 (the “Companies Act”) which is attached as an exhibit to our Memorandum of Association. These purposes include the entering into of any guarantee, contract, indemnity or suretyship and to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Our bye-laws provide that our board of directors shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Act at such times and places as the Board shall decide. Our board of directors may call special meetings at its discretion or as required by the Companies Act. Under the Companies Act, holders of one-tenth of our issued common shares may call special meetings of shareholders.

Bermuda law permits the bye-laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.

Our bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our bye-laws provide that a director who has an interest in any transaction or arrangement with the Company and who has complied with the provisions of the Companies Act and with our bye-laws with regard to disclosure of such interest shall be taken into account in ascertaining whether a quorum is present, and will be entitled to vote in respect of any transaction or arrangement in which he is so interested. Our bye-laws provide our board of directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Directors serve for one year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

Our bye-laws provide that each director, alternate director, officer, person or member of a committee, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, person or committee member or resident representative (or in his reasonable belief that he is acting as any of the above). In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted.

There are no pre-emptive, redemption, conversion or sinking fund rights attached to our common shares. The holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued and outstanding shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Our Memorandum of Association and our bye-laws may be amended upon the consent of not less than two-thirds of the issued and outstanding common shares.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any outstanding preference shares.

Our bye-laws provide that our board of directors may, from time to time, declare and pay dividends out of contributed surplus. Each common share is entitled to dividends if and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our common shares.

Our bye-laws permit the Company to refuse to register the transfer of any common shares if the effect of that transfer would result in 50% or more of our aggregated issued share capital, or 50% or more of the outstanding voting power being held by persons who are resident for tax purposes in Norway or the United Kingdom.

Our bye-laws permit the Company to increase its capital, from time to time, with the consent of not less than two-thirds of the outstanding voting power of the Company’s issued and outstanding common shares.

Stockholder Rights Plan

On February 13, 2007, the Board of Directors adopted a stockholders’ rights agreement and declared a dividend of one preferred stock purchase right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock, par value $0.01 per share. The dividend was payable on February 27, 2007 to stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. We can redeem the rights at any time prior to a public announcement that a person has acquired ownership of 15% or more of the Company’s common stock.

This stockholder rights plan was designed to enable us to protect stockholder interests in the event that an unsolicited attempt is made for a business combination with, or a takeover of, the Company. We believe that the stockholder rights plan should enhance our Board’s negotiating power on behalf of stockholders in the event of a coercive offer or proposal. We are not currently aware of any such offers or proposals.

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

Subject to shareholder approval, the board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)	makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor), if any, having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee.

The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$ *
Blue Sky fees and expenses	$ *
Printing and engraving expenses	$ *
Legal fees and expenses	$ *
NYSE Supplemental Listing Fee	$ *
Rating agency fees	$ *
Accounting fees and expenses	$ *
Indenture Trustee fees and expenses	$ *
Transfer agent and registrar	$ *
Miscellaneous	$ *

Total	$ *

*	To be provided by amendment, supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Appleby with respect to matters of Bermuda law.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s annual report on Form 20-F have been audited by Deloitte AS, an independent registered public accounting firm, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on May 9, 2008, which contains audited financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference our Registration Statement on Form 8-A filed with the SEC on February 14, 2007. Additionally, we incorporate by reference any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Nordic American Tanker Shipping Limited

Attn: Herbjørn Hansson

LOM Building

27 Reid Street

Hamilton HM 11

Bermuda

(441) 292-7202

http://www.nat.bm

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with accounting principles generally accepted in the United States of America. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.